EXHIBIT 99.1

— For Release Nov. 17, 2004 —
	Press Contact:	Tony Thompson
Blue Coat Systems, Inc.
(408) 220-2305
tony.thompson@bluecoat.com

	Investor Contact:	JoAnn Horne
Market Street Partners
(415) 321-2455
joann@marketstreetpartners.com

BLUE COAT COMPLETES ACQUISITION OF CERBERIAN

Expands Choices for High Performance On-Proxy URL Filtering

SUNNYVALE, Calif., Nov. 17, 2004 — Blue Coat™ Systems, Inc. (Nasdaq: BCSI), a leading provider of proxy appliances, today announced it has completed the acquisition of Cerberian®, a provider of URL filtering software. On July 19, 2004, Blue Coat announced a definitive agreement to acquire the Draper, Utah based company.

The acquisition enables Blue Coat to integrate Cerberian’s URL filtering and categorization technology onto the Blue Coat ProxySG™ appliances for increased performance and enhanced enterprise policy controls. The on-proxy integration provides comprehensive Web control with deployment and operational ease. Blue Coat continues to support on-proxy URL filtering with databases from Secure Computing, SurfControl, Websense, and ISS, providing customers continued flexibility to choose among each of the databases.

Under the terms of the deal, Blue Coat will continue to support Cerberian’s original equipment manufacturer (OEM) relationships and has assumed all customer support obligations to provide a smooth transition for all users.

About Blue Coat Systems

Blue Coat enables organizations to keep “good” employees from doing “bad” things on the Internet. Blue Coat high-performance proxy appliances provide visibility and control of Web communications to address today’s new business risks – such as inappropriate Web surfing, spyware, viruses brought in via back door channels such as instant messaging and Web-based email, and network resource abuse due to peer-to-peer (P2P) file sharing and video streaming. Trusted by many of the world’s most influential organizations, Blue Coat has shipped more than 20,000 proxy appliances. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions, combination of Cerberian and Blue Coat products or strategies regarding the future, and including statements regarding the capabilities and expected performance of Blue Coat Systems’ products. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. Forward-looking statements involve risks and uncertainties, which could cause actual results to differ materially from those projected. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ most recently filed Form 10-Q for the quarter ended July 31, 2004, and other reports filed from time to time with the Securities and Exchange Commission.

Copyright (C) 2004, Blue Coat Systems, Inc. All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.